Exhibit 99.1

NBC BANCORP, INC. AND SUBSIDIARY

Consolidated Financial Statements as of

December 31, 2025 and 2024

Together with

Independent Auditor’s Report

NBC BANCORP, INC. AND SUBSIDIARY

TABLE OF CONTENTS

DECEMBER 31, 2025 AND 2024

Page

INDEPENDENT AUDITOR’S REPORT	1 - 2

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheets	3

Consolidated Statements of Comprehensive Income	4

Consolidated Statements of Changes in Stockholders’ Equity	6

Consolidated Statements of Cash Flows	7

Notes to Consolidated Financial Statements	8 - 41

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Stockholders of NBC Bancorp, Inc. and Subsidiary:

Opinion
We have audited the accompanying consolidated financial statements of NBC Bancorp, Inc. and Subsidiary, which comprise the consolidated balance sheets as of December 31, 2025 and 2024, and the related consolidated statements of comprehensive income, changes in stockholders' equity, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NBC Bancorp, Inc. and Subsidiary as of December 31, 2025 and 2024 and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of NBC Bancorp, Inc. and Subsidiary and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about NBC Bancorp, Inc. and Subsidiary’s ability to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements
432 North Franklin Street, #60 Syracuse, NY 13204 p (315) 476-4004 f (315) 254-2384 www.bonadio.com	Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

(Continued)

ALBANY  •  BUFFALO  •  DALLAS  •  EAST AURORA  •  NEW YORK CITY  •  ROCHESTER  •  RUTLAND  •  SARASOTA  •  SYRACUSE  •  UTICA  •  VIRGINIA BEACH  •  WILMINGTON

1

INDEPENDENT AUDITOR’S REPORT

(Continued)

Auditor’s Responsibilities for the Audit of the Financial Statements (Continued)

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of NBC Bancorp, Inc. and Subsidiary’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about NBC Bancorp, Inc. and Subsidiary’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Bonadio & Co. LLP

March 18, 2026

NBC BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2025 AND 2024

	2025	2024
ASSETS

Cash and due from banks	$33,028,780	$13,455,208
Federal funds sold	454,188	135,386

Total cash and cash equivalents	33,482,968	13,590,594

Debt securities available-for-sale, at fair value	100,914,774	118,062,757
Debt securities held-to-maturity (fair value of $3,909,197 and $3,981,570, respectively)	3,783,547	3,961,052
Federal Reserve Bank stock	852,250	852,250
Federal Home Loan Bank stock	1,077,200	1,516,800
Loans, less allowance for credit losses of $3,679,678 and $4,028,458, respectively	362,675,863	384,069,378
Premises, furniture and fixtures, net	4,265,258	4,492,112
Right of use asset	1,431,580	1,562,544
Other assets	3,066,466	4,095,108
Other real estate owned	-	172,968

Total assets	$511,549,906	$532,375,563

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
Noninterest bearing deposit accounts	$105,287,426	$107,554,623
Interest bearing deposit accounts	345,785,150	352,582,221
Total deposits	451,072,576	460,136,844
Borrowed funds	12,407,257	28,315,961
Subordinated debentures	9,550,000	9,550,000
Lease liability	1,495,797	1,616,074
Accrued interest payable	553,213	534,850
Other liabilities	279,507	552,110

Total liabilities	475,358,350	500,705,839

STOCKHOLDERS' EQUITY:
Common stock, $5 par value; shares 1,000,000 authorized at December 31, 2025 and 2024; issued and outstanding 473,239 at December 31, 2025 and 2024	2,366,195	2,366,195
Additional paid-in capital	17,491,445	17,491,445
Retained earnings	19,820,786	18,744,467
Accumulated other comprehensive loss	(3,486,870)	(6,932,383)

Total stockholders' equity	36,191,556	31,669,724

Total liabilities and stockholders' equity	$511,549,906	$532,375,563

The accompanying notes are an integral part of these consolidated financial statements.

3

NBC BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

	2025	2024
INTEREST INCOME:
Interest and fees on loans	$20,115,079	$19,875,129
Interest on debt securities:
Taxable	1,291,989	1,713,317
Tax exempt	613,493	620,399
Interest on federal funds sold and other interest bearing deposits	733,173	411,532

	22,753,734	22,620,377

INTEREST EXPENSE:
Time deposits of $250,000 or more	1,334,959	1,264,128
Other deposits	7,238,838	6,133,451
Borrowed funds and subordinated debentures	1,427,646	2,925,873

Total interest expense	10,001,443	10,323,452

Net interest income	12,752,291	12,296,925

PROVISION FOR CREDIT LOSSES
Loans	(350,000)	100,000
Unfunded commitments	-	-
Debt securities	-	-

Total provision for credit losses	(350,000)	100,000

Net interest income after provision for loan losses	13,102,291	12,196,925

NONINTEREST INCOME:
Service charges	445,851	413,861
Interchange fee income	932,790	957,034
Mortgage recording tax refunds	-	189,054
Other noninterest income	429,154	280,587

Total noninterest income	1,807,795	1,840,536

NONINTEREST EXPENSE:
Salaries and employee benefits	6,936,683	6,649,949
Premises	1,441,979	1,478,863
Computer service fees	664,576	730,536
Data processing fees	588,744	434,436
Internet banking fees	559,586	506,567
Assessments	491,577	434,478
Bank card supplies and expenses	459,427	485,314
Merger related expenses	444,727	-
Professional fees	364,544	313,455
Advertising	225,445	213,110
Directors fees	217,300	211,600
Consulting fees	213,990	161,753
Stationery and supplies	144,103	118,155
Other noninterest expenses	857,410	894,953

Total noninterest expenses	13,610,091	12,633,169

INCOME BEFORE PROVISION FOR INCOME TAXES	1,299,995	1,404,292

PROVISION FOR INCOME TAXES	223,676	187,968

Net income	$1,076,319	$1,216,324

The accompanying notes are an integral part of these consolidated financial statements.

4

NBC BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

	2025	2024
COMPREHENSIVE INCOME
Net Income	$1,076,319	$1,216,324
Other comprehensive income, net of tax:
Unrealized holding gains arising during period	4,361,407	1,660,730
Reclassification adjustment for losses included in net income	-	-
Other comprehensive gain	4,361,407	1,660,730
Tax effect	915,894	348,754
Other comprehensive gain, net of tax	3,445,513	1,311,976

Comprehensive income	$4,521,832	$2,528,300

The accompanying notes are an integral part of these consolidated financial statements.

5

NBC BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

				Accumulated
				Other
	Common	Additional	Retained	Comprehensive
	Stock	Paid-In Capital	Earnings	(Loss) Income	Total
BALANCES, JANUARY 1, 2024	$2,366,195	$17,491,445	$17,646,453	$(8,244,359)	$29,259,734
Net income	-	-	1,216,324	-	1,216,324
Dividends	-	-	(118,310)	-	(118,310)
Other comprehensive gain	-	-	-	1,311,976	1,311,976
BALANCES, DECEMBER 31, 2024	2,366,195	17,491,445	18,744,467	(6,932,383)	31,669,724
Net income	-	-	1,076,319	-	1,076,319
Other comprehensive gain	-	-	-	3,445,513	3,445,513
BALANCES, DECEMBER 31, 2025	$2,366,195	$17,491,445	$19,820,786	$(3,486,870)	$36,191,556

The accompanying notes are an integral part of these consolidated financial statements.

6

NBC BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

	2025	2024
CASH FLOW FROM OPERATING ACTIVITIES:
Net income	$1,076,319	$1,216,324
Adjustments to reconcile net income to net cash flow from operating activities:
Provision for credit losses	(350,000)	100,000
Operating lease payments	(182,697)	(177,895)
Gain on the sale of other real estate owned	(132,330)	-
Deferred income tax benefit	(30,275)	(36,166)
Depreciation	463,718	544,553
Net amortization of bond premiums and discounts	220,790	40,645
Net amortization of right of use asset and lease liability	193,383	193,403
Decrease (increase) in accrued interest receivable	106,259	8,951
Decrease (increase) in other assets	36,763	777,049
Increase in accrued interest payable	18,363	47,607
Decrease in other liabilities	(272,601)	(516,765)

Net cash flow from operating activities	1,147,692	2,197,706

CASH FLOW FROM INVESTING ACTIVITIES:
Proceeds from sales, maturities, calls and principal payments of available for sale debt securities	21,288,600	46,151,840
Purchase of available for sale securities	-	(29,708,058)
Proceeds from maturities, calls and principal payments of held-to-maturity debt securities	930,961	1,097,183
Purchases of debt securities held to maturity	(753,456)	(365,905)
Purchases of Federal Reserve Bank stock	-	(46,500)
Redemptions of Federal Home Loan Bank Stock	439,600	535,700
Net decrease (increase) in loans	21,743,515	(998,483)
Proceeds from the sale of other real estate	305,298	-
Purchase of premises, furniture and fixtures	(236,864)	(212,866)

Net cash flow from investing activities	43,717,654	16,452,911

CASH FLOW FROM FINANCING ACTIVITIES:
Net (decrease) increase in deposits	(9,064,268)	27,202,678
Advances of long-term borrowings	331,510	12,611,647
Net change in short-term borrowings	(16,240,214)	(55,000,000)
Dividends paid	-	(118,310)

Net cash flow from financing activities	(24,972,972)	(15,303,985)

CHANGE IN CASH AND CASH EQUIVALENTS	19,892,374	3,346,632

CASH AND CASH EQUIVALENTS - beginning of year	13,590,594	10,243,962

CASH AND CASH EQUIVALENTS - end of year	$33,482,968	$13,590,594

SUPPLEMENTARY CASH FLOWS INFORMATION:	$549,402	$446,268
Income taxes paid
Interest paid	$9,983,080	$10,191,442

NON-CASH DISCLOSURES:
Transfer of loans to other real estate owned and repossessed assets	$-	$172,968

The accompanying notes are an integral part of these consolidated financial statements.

NBC BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

NBC Bancorp, Inc. (the Corporation) provides a full range of banking services to individual and small business customers through its wholly owned subsidiary, The National Bank of Coxsackie. NBC Bancorp, Inc. and its wholly owned subsidiary, The National Bank of Coxsackie (collectively, the “Bank”), operate in Coxsackie, New York, with branches in Athens, Cairo, Greenville, Middleburgh, Ravena, West Coxsackie, and Glenmont, New York. The Bank also maintains a loan production office in Latham, New York. The Corporation and the Bank are subject to the regulations of certain Federal agencies and undergo periodic examinations by those regulatory authorities.

Basis of Consolidation

The accompanying consolidated financial statements include the accounts of the Bank. Significant intercompany accounts and transactions have been eliminated from the consolidated financial statements.

Estimates

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and income and expenses for the period. Actual results could differ significantly from those estimates, and such differences, may be significant.

Cash and Cash Equivalents

Cash and cash equivalents include cash, deposits with other financial institutions with maturities fewer than 90 days, and federal funds sold. The Bank may be required to maintain a reserve fund in cash or on deposit with the Federal Reserve Bank. As of December 31, 2025 and 2024, there was no required reserve. The Bank may also be required to maintain clearing balance funds on deposit with the Federal Reserve Bank. There was no required minimum clearing balance at December 31, 2025 and 2024.

Presentation of Cash Flows

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are purchased or sold for one day periods.

Debt Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as "held-to-maturity" and recorded at amortized cost. Securities not classified as held-to-maturity are classified as "available-for-sale" and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Debt Securities (Continued)

Interest and dividend income is recognized when earned. Purchase premiums and discounts are recognized in interest income using the interest method. Purchase premiums on callable debt securities are amortized to the first call date while all other premiums and discounts are amortized over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

A debt security is placed on nonaccrual status at the time any principal or interest payments become delinquent. A security is considered to be delinquent once it is 90 days contractually past due under the terms of the agreement. Interest accrued but not received for a security placed on non-accrual is reversed against interest income.

Debt securities are exposed to various risks such as interest rate, market and credit risks. Due to the level of risk associated with certain debt securities, it is at least reasonably possible that changes in the values of debt securities will occur in the near term and the amounts reported in the accompanying consolidated financial statements.

Allowance for Credit Losses – Held-to-Maturity Securities

Management measures expected credit losses on held-to-maturity debt securities on a collective basis by major security type. The Bank’s portfolio for HTM securities is primarily made up of New York State local municipal bonds that are not rated. The accrued interest receivable on held-to-maturity debt securities totaled $37,116 and $37,840 at December 31, 2025 and 2024, respectively, and is excluded from the estimate of credit losses. The estimate of expected credit losses considers historical credit loss information, if available, and payment history. The Bank determined that no allowance for credit losses was required on its HTM portfolio as of December 31, 2025 and 2024.

Allowance for Credit Losses – Available-For-Sale Securities

The impairment model for AFS debt securities differs from the CECL approach utilized for HTM debt securities because AFS debt securities are measured at fair value rather than amortized cost. For available-for-sale debt securities in an unrealized loss position, the Bank assesses whether it intends to sell, or it is more likely than not that it will be required to sell the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through income. For debt securities available-for-sale that do not meet the aforementioned criteria, the Bank evaluates whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, management considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency, and adverse conditions specifically related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost basis. Any impairment that has not been recorded through an allowance for credit losses is recognized in other comprehensive income.

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Credit Losses – Available-For-Sale Securities (Continued)

Changes in the allowance for credit losses are recorded as provision for (or reversal of) credit losses. Losses are charged against the allowance when management believes the uncollectibility of an available-for-sale security is confirmed or when either of the criteria regarding intent or requirement to sell is met. Debt securities are exposed to various risks such as interest rate, market and credit risks. Due to the level of risk associated with certain debt securities, it is at least reasonably possible that changes in the values of debt securities will occur in the near term and the amounts reported in the accompanying consolidated financial statements. The balance of accrued interest receivable for available-for-sale securities was $272,470 and $334,177 as of December 31, 2025 and 2024, respectively, and was excluded from the estimate of credit losses.

Restricted Stock

The Bank has restricted investments in Federal Reserve Bank (FRB) and Federal Home Loan Bank (FHLB) stocks. Federal law requires a member institution to hold stock of its district FRB and FHLB according to predetermined formulas. The stock is carried at cost and periodically reviewed for impairment based on ultimate recovery of par value.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are stated at their outstanding unpaid principal balances, less the allowance for credit losses. Interest income is accrued on the unpaid principal balances using the effective interest method. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments.

The loans portfolio is segmented into residential real estate mortgages, commercial and consumer loans. Commercial loans consist of commercial real estate and other commercial loans. Consumer loans include home equity and junior liens and other consumer loans.

The risk characteristics within the loan portfolio vary depending on the loan segment. Consumer loans generally are repaid from personal sources of income. Risks associated with consumer loans primarily include general economic risks such as declines in the local economy creating higher rates of unemployment. Those conditions may also lead to a decline in collateral values should the Bank be required to foreclose on or repossess the collateral securing consumer loans. These economic risks also impact the commercial loan segment, however commercial loans are considered to have greater risk than consumer loans as the primary source of repayment is from the cash flow of the business customer. Real estate loans, including residential mortgages, commercial real estate loans and home equity loans comprise approximately 97% and 95% of the portfolio at December 31, 2025 and 2024, respectively. Loans secured by real estate provide the best collateral protection and thus significantly reduce the inherent risk in the portfolio.

Non-accrual and Past Due Loans

Loans are considered past due if the required principal and interest payments have not been received within thirty days of the payment due date.

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Non-accrual and Past Due Loans (Continued)

For all classes of loans receivable, the accrual of interest is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan may be currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on non-accrual status, unpaid interest is reversed and charged to interest income. Interest received on non-accrual loans, including impaired loans, generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time, and the ultimate collectability of the total contractual principal and interest is no longer in doubt. Non-accrual troubled debt restructurings are restored to accrual status if principal and interest payments, under the modified terms, are current for six consecutive months after modification.

When future collectability of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a non-accrual loan had been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Cash interest receipts in excess of that amount are recorded as recoveries to allowance for loan losses until prior charge-offs have been fully recovered.

Modifications for Debtors Experiencing Financial Difficulty

The allowance for credit losses incorporates an estimate of lifetime expected credit losses and is recorded on each asset upon asset origination or acquisition. The starting point for the estimate of the allowance for credit losses is historical loss information, which includes losses from modifications of receivables to borrowers experiencing financial difficulty, if applicable. The Bank uses a weighted average remaining life methodology to determine the allowance for credit losses.

Because the effect of most modifications made to borrowers experiencing financial difficulty is already included in the allowance for credit losses because of the measurement methodologies used to estimate the allowance, a change to the allowance for credit losses is generally not recorded upon modification. Occasionally, the Bank modifies loans by providing principal forgiveness on certain of its real estate loans.

When principal forgiveness is provided, the amortized cost basis of the asset is written off against the allowance for credit losses. The amount of the principal forgiveness is deemed to be uncollectible; therefore, that portion of the loan is written off, resulting in a reduction of the amortized cost basis and a corresponding adjustment to the allowance for credit losses. In some cases, the Bank will modify a certain loan by providing multiple types of concessions. Typically, one type of concession, such as a term extension, is granted initially. If the borrower continues to experience financial difficulty, another concession, such as principal forgiveness, may be granted.

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Credit Losses on Off-Balance Sheet Credit Exposures

The Bank maintains a separate reserve for credit losses on off-balance-sheet credit exposures, including unfunded loan commitments, which is included in other liabilities on the consolidated balance sheet. The reserve for credit losses on off balance-sheet credit exposures is adjusted as a provision for credit losses in the income statement. The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over its estimated life, utilizing the same models and approaches for the Bank's other loan portfolio segments described above, as these unfunded commitments share similar risk characteristics as its loan portfolio segments. The Bank has identified the unfunded portion of certain lines of credit as unconditionally cancellable credit exposures, meaning the Company can cancel the unfunded commitment at any time. No credit loss estimate is reported for off-balance sheet credit exposures that are unconditionally cancellable by the Bank or for undrawn amounts under such arrangements that may be drawn prior to the cancellation of the arrangement. At December 31, 2025 and 2024, the liability for credit losses on off-balance-sheet credit exposures included in other liabilities was approximately $177,000 and no provision for credit losses was recorded during the year.

Allowance for credit losses on loans

The allowance for credit losses is a valuation account that is deducted the loans’ amortized cost basis to present the net amount expected to be collected on the loans. Loans are charged off against the allowance when management believes the uncollectibility of a loan balance is confirmed. Expected recoveries do not exceed the aggregate of amounts previously charged-off and expected to be charged-off.

Management estimates the allowance balance using relevant available information, from internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. Historical loss experience is generally the starting point for estimating expected credit losses. The Bank then considers whether the historical loss experience should be adjusted for asset-specific risk characteristics or current conditions at the reporting date that did not exist over the period from which historical experience is used. The Banks historical loss experience is supplemented with peer information across all loan pools.

Peer selection is based on a review of institutions within the state of New York and asset size between $300 million and $1 billion. Finally, the Bank considers forecasts about future economic conditions that are reasonable and supportable. Significant management judgment is required at various points in the measurement process. The Bank utilizes the remaining life methodology on all pools. The calculated historical loss rates are adjusted for forecasted economic conditions. These forecasts are applied over a period that management has determined to be reasonable and supportable. Beyond the period over which management can develop or source a reasonable and supportable forecast, the model will revert to the long-term average historical loss using a straight-line, time-based methodology.

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for credit losses on loans (Continued)

After quantitative considerations, management applies additional qualitative adjustments so that the allowance for credit losses is reflective of the estimate of lifetime losses that exist in the loan portfolio at the balance sheet date. Qualitative considerations include limitations inherent in the quantitative model; trends experienced in nonperforming and delinquent loans; changes in value of underlying collateral; changes in lending policies and procedures; nature and composition of loans; portfolio concentrations that may affect loss experience across one or more components of the portfolio; the experience, ability and depth of lending management and staff; the Bank’s credit review system; and the effect of external factors; such as competition, legal and regulatory requirements.

The allowance for credit losses is measured on a collective pool basis with receivables that have similar risk characteristics. The Bank has developed segmentation based upon federal call report segmentation and subsegmented commercial mortgages that are categorized as 1-4 family residential mortgages in the federal call report.

Loans that do not share risk characteristics and meet materiality criteria are evaluated on an individual basis and are excluded from the pooled evaluation. When management determines that foreclosure is probable, expected credit losses are based on the fair value of the collateral at the reporting date, adjusted for selling costs as appropriate. If the loan is not collateral dependent, the allowance for credit losses related to individually assessed loans is based on discounted expected cash flows using the loan’s initial effective interest rate.

The allowance for credit losses represents management’s estimate of losses inherent in the loan portfolio as of the balance sheet date and it is recorded as a reduction of loans. The allowance is increased by the provision for loan losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance for credit losses, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans are charged against the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely.

Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful and loss. Loans classified as special mention have potential weaknesses that deserve management’s close attention. If uncorrected, the potential weakness may result in deterioration of the repayment prospects. Loans classified as substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of debt. They include loans that are inadequately protected by the current net worth and paying capacity of the borrower or of the collateral pledged. Loans classified as doubtful have all the weaknesses inherent in loans classified as substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable.

Loans classified as loss are considered uncollectible and are charged to the allowance for credit losses. Loans that are not classified are rated as pass. In addition, Federal regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for credit losses and may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination, which may not be currently available to management. Based on management’s comprehensive analysis of the loan portfolio, management believes the current level of the allowance for credit losses is adequate.

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accrued Interest Receivable

Accrued interest receivable balances are presented separately within other assets balance sheet line item. The Company has excluded interest receivable that is included in amortized cost of financing receivables from related disclosures requirements and accrued interest receivable is written off by reversing interest income.

For loans, write off typically occurs upon becoming over 90 to 120 days past due and therefore the amount of such write offs are immaterial. Historically, the Company has not experienced uncollectible accrued interest receivable on investment securities. The balance of accrued interest receivable for loans at December 31, 2025 and 2024 $1,061,591 and $1,105,419, respectively. The amounts are included in other assets.

Premises, Furniture and Fixtures

Premises, furniture and fixtures are stated on the basis of cost less accumulated depreciation. Depreciation is charged to current operations using the straight-line method over the estimated useful lives of the assets. Buildings have an estimated useful life of 39 years and furniture and equipment have estimated useful lives of 5 to 7 years. Maintenance and repairs are charged to operations as incurred.

Leases

Options to renew or terminate the lease are recognized as part of the right-of-use asset and lease liability when it is reasonably certain the options will be exercised. The lease agreements contain both lease and non-lease components, such as maintenance costs, which are accounted for separately. Operating lease expense for fixed lease payments is recognized on a straight-line basis over the lease term. In addition, the Bank does not recognize right-of-use assets or lease liabilities for short-term leases with a term of twelve months or less, which are also expensed as incurred.

Foreclosed Real Estate

Real estate properties acquired through foreclosure or by deed in lieu of loan foreclosure are initially recorded at fair value less estimated selling cost at the date of physical possession. Physical possession of residential real estate property collateralizing a residential mortgage loan occurs when legal title is obtained upon completion of foreclosure or when the borrower conveys all interest in the property to satisfy the loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Any write-downs based on the asset’s fair value at the date of acquisition are charged to the allowance for credit losses.

After foreclosure, property held for sale is carried at the lower of the new cost basis or fair value less cost to sell. Costs of significant property improvements are capitalized, whereas costs relating to holding property are expensed. Valuations are periodically performed by management, and any subsequent write-downs are recorded as a charge to operations, if necessary, to reduce the carrying value of a property to its fair value less cost to sell. As of December 31, 2025 and 2024 the balance of other real estate owned was $0 and $172,968, respectively.

Dividend Restriction

Banking regulations require maintaining certain capital levels and may limit the dividends paid by the Bank to the Corporation or by the Corporation to the stockholders.

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Mortgage Recording Tax

The Mortgage Recording Tax (MRT) is a tax paid when a mortgage is recorded by the Bank at a respective county office. For New York State (NYS) purposes, a dollar for dollar tax credit is allowed for the special additional mortgage recording tax paid on residential mortgages if the real property is located within an eligible county. The special additional mortgage recording tax credits may be used to reduce business income tax or capital base tax, but shall not reduce the tax below the fixed dollar minimum.

Effective for tax years beginning on or after January 1, 2015, a taxpayer who has a mortgagee paid special additional mortgage recording tax on residential mortgages, may elect to treat any unused portion of the credit as an overpayment of tax to be credited to future periods or refunded, instead of as a carryforward. Any carryforward credit from a prior period is not eligible to be refunded. Prevailing practice in financial reporting for these credits is that a claim for refund should be recognized only when the claim is probable as it is defined in FASB ASC 450, Contingencies. Accordingly, if the Bank feels that it is probable that it will recover amounts previously paid via the MRT, then the bank should recognize a receivable for amounts to be received for the amounts paid to be recovered via the MRT refund. These refunds are however subject to regular audit by NYS and therefore any uncertainties related to qualifying for the MRT refund should be assessed as to whether the claim for the refund is probable. The Bank does not believe that the claim process adequately meets the probably threshold and therefore does not recognize the MRT refund until it is received. The refund is reported on the Mortgage Reporting Tax Refund line item within the Noninterest Income section of the Consolidated Statements of Comprehensive Income.

Advertising Costs

The Bank expenses advertising costs as incurred. Advertising expenses were approximately $225,000 and $213,000 for the years ended December 31, 2025 and 2024.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the financial reporting and income tax basis of available-for-sale securities, the allowance for credit losses, deferred loan origination fees, premises and equipment. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in the laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Interest and penalties assessed by taxing authorities, if any, are included in the provision for income taxes.

Net Income Per Common Share

The Corporation has a simple capital structure. Net income and dividends per share are computed on the weighted average number of shares outstanding which was 473,239 in 2025 and 2024. Basic earnings per share was $2.27 and $2.57 for the years ended December 31, 2025 and 2024, respectively. There were no dilutive shares for the years ended December 31, 2025 and 2024.

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the stockholders’ equity section of the statements of financial condition, such items along with net income are components of comprehensive income.

2.	DEBT SECURITIES

The amortized cost and fair value of debt securities at December 31 are as follows:

	2025
		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value
AVAILABLE-FOR-SALE:

U.S. Treasuries	$48,831,226	$-	$(1,559,898)	$47,271,328
U.S. Government agencies	9,080,013	-	(309,652)	8,770,361
Residential mortgage backed	8,395,749	34,187	(272,686)	8,157,250
State and local governments	39,021,546	-	(2,305,711)	36,715,835

	$105,328,535	$34,187	$(4,447,947)	$100,914,774
HELD-TO-MATURITY:

Corporate	$1,000,000	$-	$-	$1,000,000
State and local governments	2,783,547	126,358	(708)	2,909,197
	$3,783,547	$126,358	$(708)	$3,909,197

	2024
		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value
AVAILABLE-FOR-SALE

U.S. Treasuries	$54,726,697	$-	$(3,613,259)	$51,113,438
U.S. Government agencies	20,123,905	695	(913,023)	19,211,577
Residential mortgage backed	12,267,686	8	(623,799)	11,643,895
State and local governments	39,719,636	-	(3,625,789)	36,093,847

	$126,837,924	$703	$(8,775,870)	$118,062,757
HELD-TO-MATURITY:

Corporate	$1,000,000	$-	$-	$1,000,000
State and local governments	2,961,052	63,971	(43,453)	2,981,570
	$3,961,052	$63,971	$(43,453)	$3,981,570

2.	DEBT SECURITIES (Continued)

All U.S. Government, U.S. Government agencies and residential mortgage-backed securities are issued by U.S. government agencies or U.S. government sponsored enterprises.

The following tables set forth the Bank’s investment in securities with unrealized losses of less than twelve months and unrealized losses of twelve months or more at December 31:

	2025
	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
AVAILABLE-FOR-SALE:

U.S. Treasuries	$-	$-	$47,271,328	$1,559,898	$47,271,328	$1,559,898
U.S. Government agencies	-	-	8,770,362	309,652	8,770,362	309,652
Residential mortgage backed	-	-	5,711,664	272,686	5,711,664	272,686
State and local governments	150,306	27	36,565,530	2,305,684	36,715,836	2,305,711
	$150,306	$27	$98,318,884	$4,447,920	$98,469,190	$4,447,947

	2024
	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
AVAILABLE-FOR-SALE:

U.S. Treasuries	$-	$-	$51,113,438	$3,613,259	$51,113,438	$3,613,259
U.S. Government agencies	-	-	17,212,800	913,023	17,212,800	913,023
Residential mortgage backed	3,149,682	31,592	8,493,851	592,207	11,643,533	623,799
State and local governments	355,649	860	35,738,197	3,624,929	36,093,846	3,625,789
	$3,505,331	$32,452	$112,558,286	$8,743,418	$116,063,617	$8,775,870

As of December 31, 2025 there were 1 and 133 AFS securities with an unrealized loss of less than 12 months and 12 months or more, respectively. At December 31, 2024 there were 5 and 151 AFS securities with an unrealized loss of less than 12 months and 12 months or more, respectively.

Unrealized losses on these available-for-sale debt securities have not been recognized into earnings because the issuers of the securities are of high credit quality, as these securities are backed by U.S. government agencies, U.S. sponsored enterprises, or are general obligation bonds issued by New York State municipalities. Therefore, management has determined these securities to be of high credit quality, management does not intend to sell, and is likely that management will not be required to sell the securities prior to their anticipated recovery, and the decline in fair value is largely due to changes in interest rates and other market conditions. The issuers continue to make timely principal and interest payments on the bonds. The fair values are expected to recover as the bonds approach maturity. The Bank did not record any credit losses on available-for-sale securities during the year ended December 31, 2025 or 2024.

2.	DEBT SECURITIES (Continued)

The amortized cost and fair value of debt securities at December 31, 2025, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

	Available-for-Sale		Held-to-Maturity
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
Due in one year or less	$26,702,632	$26,363,000	$110,953	$112,543
Due from one year to five years	69,441,898	66,209,826	2,230,460	2,277,578
Due from five years to ten years	9,184,005	8,341,948	1,096,019	1,168,553
Due after ten years	-	-	346,115	350,523
	$105,328,535	$100,914,774	$3,783,547	$3,909,197

The Bank had no gross realized gains or gross realized losses during the year ended December 31, 2025 or 2024.

The carrying amount of debt securities pledged to secure certain lines of credit with the FRB amounted to $0 at December 31, 2025 and approximately $35,400,000 at December 31, 2024. The carrying amount of debt securities pledged to secure certain deposits amounted to approximately $42,221,000 and $61,742,000 at December 31, 2025 and 2024, respectively.

3.	LOANS AND ALLOWANCE FOR CREDIT LOSSES

Loan classification as of December 31 is as follows:

	2025	2024
Residential real estate mortgage	$223,819,306	$244,308,524
Commercial real estate	123,118,719	117,572,431
Other commercial	7,083,153	11,938,039
Home equity and junior liens	7,802,246	7,550,224
Other consumer	4,532,117	6,728,618
Total loans	366,355,541	388,097,836
Less: Allowance for credit losses	(3,679,678)	(4,028,458)
Loans, net	$362,675,863	$384,069,378

Net deferred loan origination fees totaled approximately $121,000 and $164,000 at December 31, 2025 and 2024, respectively, were included in total loans.

3.	LOANS AND ALLOWANCE FOR CREDIT LOSSES (Continued)

As of December 31, 2025 and 2024, residential real estate mortgages with a carrying balance of approximately $130,587,000 and $148,043,000, respectively, have been pledged by the Bank to the FHLBNY under a blanket collateral agreement to secure the Bank’s line of credit and term borrowings. Additionally, at December 31, 2025 and 2024, commercial real estate loans with a carrying balance of approximately $49,253,000 and $51,504,000, respectively, were pledged to the FHLBNY under the same agreement. As of December 31, 2025 and 2024 commercial real estate loans with a carrying balance of approximately $56,939,000 and $55,688,000, respectively, have been pledged to the Federal Reserve Bank. At December 31, 2025 and 2024, the recorded investment of residential mortgage loans secured by residential real estate properties for which formal foreclosure proceedings were in process was approximately $91,000 and $409,000, respectively. At December 31, 2025 and 2024, the recorded investment of commercial mortgage loans secured by commercial real estate for which formal foreclosure proceedings were in process was approximately $209,000 and $752,000, respectively.

The following tables present the classes of the loan portfolio summarized by the pass rating and the classified ratings of special mention, substandard and doubtful within the Bank’s internal risk rating system at December 31, 2025 and 2024.

	2025
		Special
	Pass	Mention	Substandard	Doubtful	Total
Commercial real estate	$110,728,824	$48,108	$12,341,787	$-	$123,118,719
Other commercial	$6,981,569	$-	$101,584	$-	$7,083,153
	$117,710,393	$48,108	$12,443,371	$-	$130,201,872

		Non
	Performing	Performing	Total
Residential real estate mortgage	$222,571,238	$1,248,068	$223,819,306
Home equity and junior liens	7,802,246	-	7,802,246
Other consumer	4,463,638	68,479	4,532,117
	$234,837,122	$1,316,547	$236,153,669

The increase in substandard loans over the prior year relates to one larger credits that was rated substandard during the current year.

3.	LOANS AND ALLOWANCE FOR CREDIT LOSSES (Continued)

	2024
		Special
	Pass	Mention	Substandard	Doubtful	Total
Commercial real estate	$107,148,954	$4,861,498	$5,561,979	$-	$117,572,431
Other commercial	$11,693,869	$203,640	$40,530	$-	$11,938,039
	$118,842,823	$5,065,138	$5,602,509	$-	$129,510,470

		Non
	Performing	Performing	Total
Residential real estate mortgage	$243,035,693	$1,272,831	$244,308,524
Home equity and junior liens	7,550,224	-	7,550,224
Other consumer	6,550,777	177,841	6,728,618
	$257,136,694	$1,450,672	$258,587,366

There were no loans classified as loss at December 31, 2025 and 2024.

The performance and credit quality of the loan portfolio is also monitored by analyzing the age of the loans as determined by the length of time a recorded payment is past due. The following tables present the classes of the loan portfolio summarized by past due status as of December 31, 2025 and 2024:

	2025
			Greater
			than 90				Loans >90
	30-59 Days	60-89 Days	Days Past	Total Past			Days and
	Past Due	Past Due	Due	Due	Current	Total Loans	Accruing
Residential real estate mortgage	$765,359	$530,616	$749,207	$2,045,182	$211,774,124	$223,819,306	$-
Commercial real estate	5,985,153	301,024	-	6,286,177	116,832,542	123,118,719	-
Other commercial	-	-	-	-	7,083,153	7,083,153	-
Home equity and junior liens	61,700	-	-	61,700	7,740,546	7,802,246	-
Other consumer	67,805	67,760	-	135,565	4,396,552	4,532,117	-
	$6,880,017	$899,400	$749,207	$8,528,624	$357,826,917	$366,355,541	$-

	2024
			Greater
			than 90				Loans >90
	30-59 Days	60-89 Days	Days Past	Total Past			Days and
	Past Due	Past Due	Due	Due	Current	Total Loans	Accruing
Residential real estate mortgage	$1,254,999	$246,079	$380,096	$1,881,174	$242,427,350	$244,308,524	$-
Commercial real estate	243,743	1,238,752	727,928	2,210,423	115,362,008	117,572,431	-
Other commercial	20,219	-	177,841	198,060	11,739,979	11,938,039	-
Home equity and junior liens	-	-	-	-	7,550,224	7,550,224	-
Other consumer	-	-	-	-	6,728,618	6,728,618	-
	$1,518,961	$1,484,831	$1,285,865	$4,289,657	$383,808,179	$388,097,836	$-

3.	LOANS AND ALLOWANCE FOR CREDIT LOSSES (Continued)

Information pertaining to changes in the allowance for credit losses for the years ended December 31, 2025 and 2024 and the allocation of the allowance for credit losses and balances of the allowance for credit losses and loans based on individual and collective impairment evaluation by loan portfolio class as of December 31, 2025 and 2024 are as follows:

	2025
	Residential real	Commercial real	Other	Home equity and
	estate mortgage	estate	commercial	junior liens	Other consumer	Unallocated	Total
Allowance for credit losses:
Beginning Balance	$2,158,956	$1,167,061	$122,658	$93,526	$117,448	$368,809	$4,028,458
Loans charged off	-	-	-	-	(214,271)	-	(214,271)
Recoveries	7,781	-	2,376	1,975	203,359	-	215,491
Provisions for loan losses	(264,230)	142,130	(44,978)	(7,537)	(29,104)	(146,281)	(350,000)
Ending balance	$1,902,507	$1,309,191	$80,056	$87,964	$77,432	$222,528	$3,679,678

	2024
	Residential real	Commercial real	Other	Home equity and
	estate mortgage	estate	commercial	junior liens	Other consumer	Unallocated	Total
Allowance for credit losses:
Beginning Balance	$2,802,240	$789,717	$105,451	$94,645	$141,049	$-	$3,933,102
Loans charged off	-	-	-	-	(26,857)	-	(26,857)
Recoveries	-	-	2,410	5,500	14,303	-	22,213
Provisions for loan losses	(643,284)	377,344	14,797	(6,619)	(11,047)	368,809	100,000
Ending balance	$2,158,956	$1,167,061	$122,658	$93,526	$117,448	$368,809	$4,028,458

3.	LOANS AND ALLOWANCE FOR CREDIT LOSSES (Continued)

The following table provides loans on nonaccrual status. In connection with the adoption of ASC 326, nonaccrual loans may have an allowance for credit losses or a negative allowance for credit losses from expected recoveries of amounts previously written off. Nonaccrual loans may not have an allowance for credit losses if the loss expectations are zero given solid collateral value.

	Amortized cost
		Nonaccrual loans without
		related allowance for credit
	Nonaccrual loans	losses	Recognized interest income
December 31, 2025
Residential real estate mortgage	$1,248,067	$1,038,959	$264,211
Commercial real estate	-	-	-
Other commercial	-	-	-
Home equity and junior liens	-	-	-
Other consumer	68,479	68,479	12,641
Total	$1,316,546	$1,107,438	$276,852

December 31, 2024
Residential real estate mortgage	$1,272,831	$922,751	$53,902
Commercial real estate	751,803	-	23,875
Other commercial	-	-	-
Home equity and junior liens	-	-	-
Other consumer	177,841	177,841	-
Total	$2,202,475	$1,100,592	$77,777

A loan is considered collateral-dependent when the borrower is experiencing financial difficulty and repayment of the loan is expected to be provided substantially through the operation or sale of the collateral. Loans considered collateral-dependent were as follows:

2025	Amortized Cost	Collateral type
Real estate:
Residential real estate mortgage	$195,126	Residential real estate
Commercial real estate	-	Commercial real estate
Total real estate	$195,126

2024	Amortized Cost	Collateral type
Real estate:
Residential real estate mortgage	$326,410	Residential real estate
Commercial real estate	2,139,716	Commercial real estate
Total real estate	$2,466,126

As of December 31, 2025 there were no modifications made to borrowers experiencing financial difficulty and immaterial amount of modifications were made as of December 31, 2024.

3.	LOANS AND ALLOWANCE FOR CREDIT LOSSES (Continued)

The Bank has developed an internal loan grading system to evaluate and quantify the Bank’s commercial loan portfolio with respect to quality and risk. The system focuses on, among other things, financial strength of borrowers, experience and depth of borrower’s management, primary and secondary sources of repayment, payment history, nature of the business and outlook on particular industries.

Pass - Loans graded as Pass encompass all loans not graded as Loss, Doubtful, Substandard or Special Mention. Pass loans are in compliance with loan covenants and payments are generally made as agreed. Pass loans range from superior quality to fair quality.

Special Mention - A special mention asset has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the institution’s credit position at some future date. Special mention assets are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification. They pose elevated risk, but their weakness does not yet justify a substandard classification. Although a special mention asset has a higher probability of default than a pass asset, its default is not imminent. Special mention is not a compromise between pass and substandard and should not be used to avoid exercising such judgment.

Substandard - A substandard asset is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Assets so classified must have a well-defined weakness, or weaknesses, that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the bank will sustain some loss if the deficiencies are not corrected. Substandard assets have a high probability of payment default, or they have other well-defined weaknesses. They require more intensive supervision by bank management.

Loss – A loan classified as loss is considered uncollectible and of such little value that their continuance as bankable assets are not warranted.

The following grading systems below are used to rate residential and consumer loans.

Performing and Non-performing – A loan is defined as non-performing if it is 90 days past due or on non-accrual status, performing loans are less than 90 days past due and not nonaccrual.

3.	LOANS AND ALLOWANCE FOR CREDIT LOSSES (Continued)

The following tables present the loans to customers as of December 31, 2025 and 2024, based on year of origination within each credit quality indicator:

	At December 31, 2025
	2025	2024	2023	2022	Prior	Total
Residential real estate
Performing	$5,307,340	$6,336,047	$29,422,583	$60,937,546	$120,567,722	$222,571,238
Non performing	-	-	-	-	1,248,068	1,248,068
Total residential real estate	$5,307,340	$6,336,047	$29,422,583	$60,937,546	$121,815,790	$223,819,306
Current period net recoveries	$-	$-	$-	$-	$7,781	$7,781

Commercial real estate
Pass	$16,420,487	$14,728,235	$33,318,543	$20,147,659	$26,113,900	$110,728,824
Special Mention	-	-	-	-	48,108	48,108
Substandard	-	-	6,932,689	-	5,409,098	12,341,787
Total commercial real estate	$16,420,487	$14,728,235	$40,251,232	$20,147,659	$31,571,106	$123,118,719

Other commercial
Pass	$1,617,577	$2,045,745	$1,139,919	$514,975	$1,663,353	$6,981,569
Special Mention	-	-	-	-	-	-
Substandard	-	-	-	46,149	55,435	101,584
Total other commercial	$1,617,577	$2,045,745	$1,139,919	$561,124	$1,718,788	$7,083,153
Current period net recoveries	$-	$-	$-	$-	$2,376	$2,376

Home equity and junior lien
Performing	$1,283,953	$904,252	$680,451	$1,341,892	$3,591,698	$7,802,246
Current period net recoveries	$-	$-	$-	$-	$1,975	$1,975

Other consumer
Performing	$1,112,448	$1,323,790	$1,291,395	$559,856	$244,628	$4,532,117
Non performing	-	-	-	-	-	-
Total other consumer	$1,112,448	$1,323,790	$1,291,395	$559,856	$244,628	$4,532,117
Current period gross write-offs	$5,382.00	$2,804	$206,085	$-		$214,271
Current period recoveries	-	-	200,462	-	2,897	203,359
Current period net (write-offs) recoveries	$(5,382.00)	$(2,804)	$(5,623)	$-	$2,897	$(10,912)

Total Loans	$25,741,805	$25,338,069	$72,785,580	$83,548,077	$158,942,010	$366,355,541

3.	LOANS AND ALLOWANCE FOR CREDIT LOSSES (Continued)

	At December 31, 2024
	2024	2023	2022	2021	Prior	Total
Residential real estate
Performing	$6,808,280	$33,586,282	$65,497,275	$58,559,559	$78,584,297	$243,035,693
Non performing	-	-	-	697,441	575,390	1,272,831
Total residential real estate	$6,808,280	$33,586,282	$65,497,275	$59,257,000	$79,159,687	$244,308,524

Commercial real estate
Pass	$11,693,554	$42,743,567	$22,200,495	$6,007,176	$24,504,162	$107,148,954
Special Mention	-	-	-	1,666,966	3,194,532	4,861,498
Substandard	-	183,358	-	1,882,454	3,496,167	5,561,979
Total commercial real estate	$11,693,554	$42,926,925	$22,200,495	$9,556,596	$31,194,861	$117,572,431

Other commercial
Pass	$6,216,218	$1,776,623	$1,225,901	$1,268,486	$1,206,641	$11,693,869
Special Mention	-	-	-	-	203,640	203,640
Substandard	-	-	40,530	-	-	40,530
Total other commercial	$6,216,218	$1,776,623	$1,266,431	$1,268,486	$1,410,281	$11,938,039

Current period net recoveries	$-	$-	$-	$-	$2,410	$2,410
Home equity and junior lien
Performing	$950,313	$762,141	$1,741,110	$659,891	$3,436,769	$7,550,224
Current period net recoveries	$-	$-	$-	$-	$5,500	$5,500
Other consumer
Performing	$2,315,764	$2,269,978	$1,300,580	$371,178	$293,277	$6,550,777
Non performing	-	177,841	-	-	-	177,841
Total other consumer	$2,315,764	$2,447,819	$1,300,580	$371,178	$293,277	$6,728,618
Current period gross write-offs	$-	$892	$24,173	$-	$1,792	$26,857
Current period recoveries	-	-	898	-	13,405	14,303
Current period net (write-offs) recoveries	$-	$(892)	$(23,275)	$-	$11,613	$(12,554)

Total Loans	$27,984,129	$81,499,790	$92,005,891	$71,113,151	$115,494,875	$388,097,836

4.	PREMISES, FURNITURE AND EQUIPMENT

Major classifications of these assets are summarized as follows at December 31:

	2025	2024
Land	$803,149	$803,149
Buildings	7,326,157	7,283,384
Furniture and equipment	5,640,639	5,440,671
	13,769,945	13,527,204
Less: Accumulated depreciation	9,504,687	9,035,092
	$4,265,258	$4,492,112

Depreciation expense amounted to approximately $464,000 and $545,000 in 2025 and 2024, respectively.

5.	PROVISION FOR INCOME TAXES

The components of the income tax expense are as follow for the years ended December 31:

	2025	2024
Current tax expense:
Federal	$209,211	$181,638
State	44,740	42,496
	253,951	224,134
Deferred tax benefit:
Federal	(30,275)	(36,166)
State	-	-
	(30,275)	(36,166)
Total income tax expense	$223,676	$187,968

A reconciliation of the Bank’s effective tax rate for the years ended December 31, 2025 and 2024 are as follows:

	Rate Reconciliation
		2025	2024
	2025 $	% of income	% of income
Federal income tax at statutory rate	274,927	21.0%	21.0%
State and Local Income Tax, Net of Federal Benefit
State tax, net of federal tax benefit	(194,446)	(14.9)	(15.0)
Change in Valuation Allowance
Valuation Allowance – State	229,791	17.6	17.4
Nontaxable or nondeductible items
Tax Exempt Income	(101,933)	(7.8)	(7.7)
Other	15,337	1.1	(2.3)
Effective tax rates	223,676	17.0%	13.4%

5.	PROVISION FOR INCOME TAXES (Continued)

Cash paid for income taxes for the year ended December 31, 2025 is as follows:

2025
Federal	$190,000
State	86,000

Total income tax expense	$276,000

Income taxes paid (net of refunds) exceeded 5 percent of total income taxes paid (net of refunds) in the following jurisdictions:

State
New York	$86,000

The Bank had gross deferred tax assets and gross deferred tax liabilities as follows as of December 31:

	2025	2024
Deferred tax assets:
Allowance for credit losses	$961,684	$1,052,838
NYS NOL	839,559	625,101
Net unrealized loss on available-for-sale debt securities	926,891	1,842,785
Transaction costs	108,481	-
Other	98,860	98,297

Total deferred tax assets	2,935,475	3,619,021

Deferred tax liabilities:
Bond amortization	187,588	173,715
Depreciation	111,058	152,649

Total deferred tax liabilities	298,646	326,364

Net deferred tax assets before valuation allowance	2,636,829	3,292,657
Less: Valuation allowance NY State	(1,023,495)	(793,703)
Net deferred tax assets	$1,613,334	$2,498,954

The Bank is no longer subject to examination by Federal and State taxing authorities prior to the year ended December 31, 2019. New York State tax law governing community banks permits a permanent tax deduction related to interest income, ultimately resulting in the Bank’s corporate tax calculation to be based upon capital (as opposed to income) for the foreseeable future. Consequently, the Bank has established a full valuation allowance against its New York State net deferred tax asset position at December 31, 2025 and 2024. This valuation allowance increased by approximately $230,000 to $1,023,000 at December 31, 2025, from approximately $794,000 at December 31, 2024. At December 31, 2025 and 2024, the Bank had New York State NOL carry-forwards of approximately $16,350,000 and $12,175,000, respectively, equating to approximately $840,000 and $625,000 in deferred tax assets, all of which have been fully reserved as part of the Bank’s valuation allowance. The New York State NOL carry-forwards begin to expire in 2035. The Bank’s deferred tax assets are recorded within other assets.

6.	EMPLOYEES’ RETIREMENT 401(K) PLAN

Effective January 1, 2024 the Bank established a Safe Harbor 401(k) plan. Contributions to the plan will be made on behalf of eligible employees in accordance with the plan’s terms and conditions. A safe harbor contribution of 3% is made to eligible employees for the year. Prior to January 1, 2024, the Bank maintained a 401(k) plan whereby the Bank matched one-half of employee contributions to the plan up to a maximum of six percent of an employee’s salary. The Bank incurred approximately $111,731 and $115,100 of 401(k) matching contributions during the years ended December 31, 2025 and 2024, respectively. Safe Harbor contributions were approximately $307,000 and $154,000 as of December 31, 2025 and 2024, respectively. The Safe Harbor plan automatically enrolls new employees after six months of service unless they opt out. Employees are fully vested in employee safe harbor contributions and the employer match is fully vested after three-years.

7.	LEASES

The Bank leases land and a building under a long- term lease agreement with a related party. The lease is an operating lease, with a term of 20 years that began on July 1, 2019, without any renewal options and expires on June 30, 2039. Additionally, the lease did not include any residual value guarantees or covenants.

The Bank leases a building for a loan production office. The lease is an operating lease, with a term of 10 years that commenced on June 1, 2023 and expires June 1, 2033. There is a five year extension option at the end of the term.

The operating lease cost was approximately $193,000 during the years ended December 31, 2025 and 2024. The extension term is for an additional five years.

Right-of-use asset represents the Bank’s right to use an underlying asset for the lease term and lease liability represents the Bank’s obligation to make lease payments arising from the lease. Right-of-use assets and lease liabilities are recognized at the lease commencement date based upon the estimated present value of lease payments over the lease term. For the one lease, the Bank used its incremental secured borrowing rate as of the lease commencement date to calculate the present value of lease payments when the rate implicit in a lease is not known.

The Bank’s incremental secured borrowing rate is based upon the Federal Home Loan Bank of New York (FHLBNY) advance rate, adjusted for the lease term and other factors, as deemed appropriate.

7.	LEASES (Continued)

Supplemental information related to the leases at December 31 was as follows:

	2025	2024
Right-of-use asset:
Operating lease	$1,431,580	$1,562,544
Lease liability:
Operating lease	$1,495,797	$1,616,074

Operating cash flows paid for operating lease	$182,697	$177,895
Operating lease weighted average remaining lease term	9.8 Years	10.8 Years
Operating lease weighted average discount rate	4.02%	4.02%

The undiscounted cash flows of the operating lease liabilities are as follows at December 31, 2024:

2026	$185,407
2027	188,171
2028	190,991
2029	196,226
Thereafter	1,042,349
Total undiscounted cash flows	1,803,144
Less: net present value of adjustments	(307,347)
Lease liability	$1,495,797

8.	RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Bank has transactions, including loans and deposit accounts, with its executive officers and directors, and their affiliates. These transactions were on substantially the same terms, including interest rates and collateral, as those prevailing at the time of comparable transactions with other persons, and did not involve more than a normal risk of collectability or present any other unfavorable features. The aggregate amount of loans to such related parties at December 31, 2025 and 2024 was approximately $2,830,000 and $3,083,000, respectively. During 2025, there were no new loans to such related parties and during 2024, there was one new loan to such related parties and repayments amounted to approximately $253,000.

The Bank held deposits of approximately $4,237,000 and $8,421,000 for related parties at December 31, 2025 and 2024, respectively. The lessor for the lease described in Note 7 is a company owned by a board member.

9.	COMMITMENTS AND CONTINGENCIES

Financial Instruments with Off-Balance-Sheet Risk

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated financial statements.

9.	COMMITMENTS AND CONTINGENCIES (Continued)

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments summarized as follows at December 31, 2025 and 2024:

The Bank had the following outstanding commitments at December 31:

	2025	2024
Commitments to extend credit:
Home equity loan commitments	$6,800,846	$6,575,394
Commercial and other commitments	4,389,706	2,203,009
Standby letters of credit	735,158	702,866
	$11,925,710	$9,481,269

As of December 31, 2025 and 2024, the amount reserved for off balance sheet commitments totaled approximately $177,000.

Financial Instruments with Off-Balance-Sheet Risk

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount and type of collateral obtained, if deemed necessary by the Bank upon extension of credit, varies and is based on management’s credit evaluation of the counterparty.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank’s policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit.

Risk Participation Agreements

Risk participation agreements (“RPAs”) are guarantees issued by the Bank to other parties for a fee, whereby the Bank agrees to participate in the credit risk of a derivative customer of the other party. Under the terms of these agreements, the “participating bank” receives a fee from the “lead bank” in exchange for the guarantee of reimbursement if the customer defaults on an interest rate swap. The interest rate swap is transacted such that any and all exchanges of interest payments (favorable and unfavorable) are made between the lead bank and the customer.

9.	COMMITMENTS AND CONTINGENCIES (Continued)

In the event that an early termination of the swap occurs and the customer is unable to make a required close out payment, the participating bank assumes that obligation and is required to make this payment.

RPAs where the Bank acts as the participating bank are referred to as “participations-in,” in reference to the credit risk associated with the counterparty’s derivatives being assumed by the Bank. The Bank’s maximum credit exposure is based on its proportionate share of the settlement amount of the referenced interest rate swap. Settlement amounts are generally calculated based on the fair value of the swap plus outstanding accrued interest receivables from the customer. The Bank has one RPA agreement and the term is less than three years. At December 31, 2025 and 2024, there was no credit exposure associated with the agreement as the effective date is subsequent to December 31, 2025.

10.	CONCENTRATIONS OF CREDIT

The Bank grants loans to customers primarily located in the Capital Region of New York. The majority of those customers are depositors of the Bank. Investments in state and local government securities also involve governmental entities within the Bank’s market area. The concentrations of credit by loan class are set forth in Note 3. The distribution of commitments to extend credit is set forth in Note 9. The Bank, as matter of policy, does not extend credit to any single borrower, or group of related borrowers in excess of its legal lending limit. The Bank does not have any significant concentrations to any single industry or customer.

11.	BORROWINGS AND LINES OF CREDIT

The Bank had $12.4 million and $22.3 million in term borrowings with the FHLB as of December 31, 2025 and 2024, respectively. The Bank had no outstanding overnight borrowings on its line of credit with the FHLB at December 31, 2025 and December 31, 2024. Additionally, the Bank had no outstanding borrowings with the Federal Reserve Bank at December 31, 2025 and $6 million outstanding with the Federal Reserve Bank at December 31, 2024.

12.	BORROWINGS AND LINES OF CREDIT (Continued)

The following table sets forth the contractual terms of borrowings with the FHLB and FRB as of December 31:

Advance	Maturity	Interest
Date	Date	Rate	2025 Outstanding Balance	2024 Outstanding Balance
5/19/2020	5/19/2025	0.69%	$-	$5,000,000
11/08/2022	11/07/2025	4.96%	-	100,090
11/14/2022	11/14/2025	4.60%	-	70,000
11/21/2022	11/21/2025	4.66%	-	83,005
12/22/2022	12/22/2025	4.33%	-	165,219
12/30/2022	12/30/2025	4.58%	-	160,000
12/30/2022	12/30/2025	4.59%	-	26,000
12/30/2022	12/30/2025	4.59%	-	100,000
5/10/2023	5/10/2028	3.80%	5,000,000	5,000,000
6/30/2023	6/30/2026	4.79%	5,000,000	5,000,000
3/26/2024	3/29/2027	4.65%	257,005	257,005
4/30/2024	4/30/2027	5.11%	293,310	293,310
5/24/2024	5/24/2027	4.97%	61,290	61,290
9/16/2024	9/16/2027	3.66%	1,000,042	1,000,042
12/27/2024	1/15/2025	4.50%	-	6,000,000
12/30/2024	6/30/2025	4.47%	-	5,000,000
7/11/2025	7/13/2026	4.29%	334,095	-
7/21/2025	7/21/2026	4.25%	130,005	-
8/19/2025	8/21/2028	3.86%	331,510	-
		Total	$12,407,257	$28,315,961

The Bank has access to FHLBNY advances, under which it can borrow at various terms and interest rates. Residential real estate mortgages, as disclosed in Note 3, and FHLB stock with a carrying value of approximately $1,077,200 have been pledged by the Bank under a blanket collateral agreement to secure the Bank’s borrowings at December 31, 2025. The total outstanding indebtedness under borrowing facilities with the FHLB cannot exceed the total value of the assets pledged under the blanket collateral agreement.

The Bank had municipal letters of credit outstanding totaling $48.0 million and $45.5 million at December 31, 2025 and 2024.

At December 31, 2025, scheduled repayments of long term advances are as follows:

2026	$5,464,100
2027	1,611,647
2028	5,331,510
$12,407,257

At December 31, 2025, the Bank had a secured line of credit totaling approximately $2,000,000 that must be secured by debt securities with one correspondent bank. The Bank also had unsecured lines of credit totaling approximately $8,000,000 with two correspondent banks. The Bank has a line of credit available at December 31, 2025 with the Federal Reserve Bank of New York through its Discount Window and has pledged debt securities as well as loans to support the line, totaling approximately $66,939,000.

12.	SUBORDINATED DEBENTURES

On June 30, 2020, the Corporation executed a $5,000,000 non-amortizing Subordinated Note with unrelated third parties that is scheduled to mature on June 30, 2030. The Corporation has the right to prepay the Subordinated Note at any time after June 30, 2025 without penalty.

The annual interest rate charged to the Corporation will be 5.5% through the maturity date of the subordinated note. The origination and legal fees for this transaction were not significant and were expensed as incurred. The balance outstanding at December 31, 2025 and 2024 was $5,000,000.

On August 15, 2023, the Corporation executed a $4,550,000 non-amortizing Subordinated Note. $100,000 of note proceeds were provided from a related party. The note is scheduled to mature on September 1, 2033. The Corporation has the right to prepay the Subordinated Note at any time after September 1, 2028 without penalty. The annual interest rate charged to the Corporation will be 7.0% through the maturity date of the subordinated note. The origination and legal fees for this transaction were not significant and were expensed as incurred. The balance outstanding at December 31, 2025 and 2024 was $4,550,000.

13.	DEPOSITS

The aggregate amount of time deposits in denominations of $250,000 or more at December 31, 2025 and 2024 was approximately $33,974,000 and $28,274,000, respectively.

At December 31, 2025, scheduled maturities of time deposits are as follows:

2026	$125,764,478
2027	15,683,443
2028	206,783
2029	57,746
$141,712,450

14.	REGULATORY CAPITAL AND SUPERVISION

The Bank is subject to legal limitations on the amount of dividends that can be paid to its shareholders. At December 31, 2025, approximately $2,969,000 was available for the declaration of dividends subject to regulatory approval as described below.

The Bank is subject to various regulatory capital requirements administered by certain federal banking agencies. The final rules implementing Basel Committee on Banking Supervision’s capital guidelines for U.S. banks (Basel III rules) became effective for the Bank on January 1, 2015 with full compliance with all of the requirements being phased in over a multi-year schedule, and was fully phased on January 1, 2019. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings, and other factors.

14.	REGULATORY CAPITAL AND SUPERVISION (Continued)

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total, Tier 1 and Tier 1 common equity capital (as defined by regulation) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2025, that the Bank meets all capital adequacy requirements to which it is subject.

As of the most recent notification from the Bank’s regulators, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, Tier 1 common equity risk based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category. The Bank’s approximate capital amounts and ratios at December 31 are also presented in the table.

	2025
							To be Well Capitalized under Prompt				Minimum for Capital Adequacy
	Actual		For Capital Adequacy Purposes				Corrective Action Provisions				with Buffer
	Amount	Ratio	Amount		Ratio		Amount		Ratio		Amount		Ratio
Total Capital
(to Risk Weighted
Assets)	$51,584,000	18.4%	≥	$22,396,000	≥	8.0%	≥	$27,995,000	≥	10.0%	≥	$29,395,000	≥	10.5%
Tier I Capital
(to Risk Weighted
Assets)	48,081,000	17.2%	≥	16,797,000	≥	6.0%	≥	22,396,000	≥	8.0%	≥	23,796,000	≥	8.5%
Tier 1 Common Equity
(to Risk Weighted
Assets)	48,081,000	17.2%	≥	12,598,000	≥	4.5%	≥	18,197,000	≥	6.5%	≥	19,597,000	≥	7.0%
Tier I Capital
(to Average Assets)	48,081,000	8.9%	≥	22,262,000	≥	4.0%	≥	27,032,000	≥	5.0%	≥	27,032,000	≥	5.0%

	2024
								To be Well Capitalized under Prompt				Minimum for Capital Adequacy
	Actual			For Capital Adequacy Purposes				Corrective Action Provisions				with Buffer
	Amount	Ratio		Amount	Ratio			Amount	Ratio			Amount	Ratio
Total Capital
(to Risk Weighted
Assets)	$50,728,000	17.0%	≥	$23,851,000	≥	8.0%	≥	$29,813,000	≥	10.0%	≥	$31,304,000	≥	10.5%
Tier I Capital
(to Risk Weighted
Assets)	49,996,000	15.8%	≥	17,888,000	≥	6.0%	≥	23,851,000	≥	8.0%	≥	25,341,000	≥	8.5%
Tier 1 Common Equity
(to Risk Weighted
Assets)	49,996,000	15.8%	≥	13,416,000	≥	4.5%	≥	19,379,000	≥	6.5%	≥	20,869,000	≥	7.0%
Tier I Capital
(to Average Assets)	49,996,000	8.5%	≥	22,230,000	≥	4.0%	≥	27,788,000	≥	5.0%	≥	27,788,000	≥	5.0%

15.	FAIR VALUE MEASUREMENTS

The Bank uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Fair value is best determined based upon quoted market prices. However, in some instances, there may be no quoted market prices for the Bank’s various assets and liabilities. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

Fair value accounting guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate.

In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

The Bank groups its assets and liabilities measured at fair value in three levels based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1: Valuation is based on quoted prices in active markets for identical assets or liabilities that the Bank has the ability to access at the measurement date. Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2: Valuation is based on inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

Level 3: Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.

An asset’s or liability’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

15.	FAIR VALUE MEASUREMENTS (Continued)

The following methods and assumptions were used by the Bank in estimating fair value disclosures:

Cash and cash equivalents

The carrying amounts of cash and cash equivalents approximate their fair values and are classified as Level 1.

Debt securities

The Bank determines the fair value for its debt securities using an independent bond pricing service for identical assets or significantly similar debt securities (Level 2). The pricing service uses a variety of techniques to arrive at fair value including market maker bids, quotes and pricing models. Inputs to the pricing models include recent trades, benchmark interest rates, spreads and actual and projected cash flows. The Bank’s available for sale debt securities were all classified as Level 2 at December 31, 2025 and 2024.

Restricted stock

The carrying amounts of investments in Federal Reserve Bank stock and Federal Home Loan Bank stock approximate their fair values and are classified as Level 2.

Net loans

For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair value for other loans is estimated using discounted cash flow analysis, based on interest rates currently being offered in the market for loans with similar terms to borrowers of similar credit quality. Loan value estimates include judgments based on expected prepayment rates. The measurement of fair of loans, including individually evaluated loans, is classified within Level 3 of the fair value hierarchy.

Accrued interest receivable and payable

The carrying amounts of accrued interest receivable and payable approximate fair value and are classified as Level 1.

Deposits

The fair values disclosed for demand and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts) and are classified within Level 1 of the fair value hierarchy. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered in the market on certificates of deposits to a schedule of aggregated expected monthly maturities on time deposits. Measurements of the fair value of time deposits are classified within Level 2 of the fair value hierarchy.

Borrowed Funds

The fair value of long-term FHLB and FRB advances are estimated using discounted cash flow analysis, based on quoted priced for new FHLB and FRB advances with similar credit risk characteristics, terms and remaining maturities and are classified within Level 2 of the fair value hierarchy.

Subordinated debentures

The Bank obtains quotes from its pricing service based upon discounted cash flow methodology or utilizes observations of recent highly similar transactions which result in a Level 2 classification.

15.	FAIR VALUE MEASUREMENTS (Continued)

Collateral Dependent Loans

Collateral dependent loans are those for which the Bank has individually calculated the credit loss based on the fair value of the loan’s collateral. For collateral dependent loans, fair value is commonly based on recent real estate appraisals. These real estate appraisals may include up to three approaches to value: the sales comparison approach, the income approach (for income-producing property) and the cost approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available, if applicable. Although the fair value of the property normally will be based on an appraisal, the valuation should be consistent with the price that a market participant will pay to purchase the property at the measurement date. Circumstances may exist that indicate that the appraised value is not an accurate measurement of the property’s current fair value. Examples of such circumstances include changed economic conditions since the last appraisal, change in property use, stale appraisals, or imprecision and subjectivity in the appraisal process. Appraisal adjustments may be made by management to reflect these conditions resulting in a discount of the appraised value. In addition, a discount is typically applied to account for estimated costs to sell. Non-real estate collateral may be valued using an appraisal, net book value per the borrower’s financial statements, or aging reports, adjusted or discounted based on management’s historical knowledge, changes in market conditions from the time of the valuations, and management’s expertise and knowledge of the client and client’s business. Collateral dependent loans carried at fair value result in a Level 3 fair value classification.

Other Real Estate Owned

Fair values for other real estate owned are initially recorded based on market value evaluations by third parties, less costs to sell (“initial cost basis”). Any write-downs required when the related loan receivable is exchanged for the underlying real estate collateral at the time of transfer to foreclosed real estate are charged to the allowance for credit losses. Values are derived from appraisals, similar to impaired loans, of underlying collateral or discounted cash flow analysis. Subsequent to foreclosure, valuations are updated periodically, and assets are marked to current fair value, not to exceed the initial cost basis. In the determination of fair value subsequent to foreclosure, management also considers other factors or recent developments, such as, changes in absorption rates and market conditions from the time of valuation and anticipated sales values considering management’s plans for disposition. Either change could result in adjustment to lower the property value estimates indicated in the appraisals. These measurements are classified as Level 3 within the fair value hierarchy. Other real estate owned is subject to nonrecurring fair value adjustment upon initial recognition or subsequent impairment.

15.	FAIR VALUE MEASUREMENTS (Continued)

Assets measured at fair value on a recurring basis at December 31 are as follows:

	2025
Description	Total	Level 1	Level 2	Level 3
Securities available-for-sale:
U.S. Treasuries	$47,271,328	$-	$47,271,328	$-
U.S. Government agencies	8,770,361	-	8,770,361	-
Residential mortgage backed	8,157,250	-	8,157,250	-
State and local governments	36,715,835	-	36,715,835	-
	$100,914,774	$-	$100,914,774	$-

	2024
Description	Total	Level 1	Level 2	Level 3
Securities available-for-sale:
U.S. Treasuries	$51,113,438	$-	$51,113,438	$-
U.S. Government agencies	19,211,577	-	19,21,577	-
Residential mortgage backed	11,643,895	-	11,643,895	-
State and local governments	36,093,847	-	36,093,847	-
	$118,062,757	$-	$118,062,757	$-

The following tables summarize fair value disclosures for individually evaluated and other real estate owned at December 31:

				Fair Value Measurements Using
	Recorded	Related
(In thousands)	Investment	Allowance	Fair Value	(Level 1)	(Level 2)	(Level 3)
2025:
Individually evaluated	$1,161,012	$16,205	$1,144,807	$-	$-	$1,144,807
Collateral dependent loans	$-	$-	$-	$-	$-	$-

2024:
Individually evaluated	$2,125,333	$24,034	$2,101,299	$-	$-	$2,101,299
Collateral dependent loans	$-	$-	$-	$-	$-	$-

15.	FAIR VALUE MEASUREMENTS (Continued)

The following table presents additional quantitative information about assets measured at fair value on a nonrecurring basis and for which Level 3 inputs were utilized to determine fair value at December 31:

		2025
	Fair Value	Valuation Technique	Unobservable Input	Range	Weighted Average
Individually evaluated	$1,144,807	Discounted cash flow	Discount rate	3.7% - 9.6%	8.38%

		2024
	Fair Value	Valuation Technique	Unobservable Input	Range	Weighted Average
Individually evaluated	$2,101,299	Discounted cash flow	Discount rate	3.9% - 9.9%	5.63%

The carrying amounts and estimated fair values of the Bank’s financial instruments at December 31 were as follows:

		2025		2024
	Fair Value Hierarchy	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Total cash and cash equivalents	1	$33,482,968	$33,482,968	$13,590,594	$13,590,594
Debt securities:
Available-for-sale	2	100,914,774	100,914,774	118,062,757	118,062,757
Held-to-maturity	2	3,783,547	3,909,197	3,961,052	3,981,570
Federal Reserve Bank stock	2	852,250	852,250	852,250	852,250
Federal Home Loan Bank stock	2	1,077,200	1,077,200	1,516,800	1,516,800
Net loans	3	362,675,863	343,363,000	384,069,378	356,756,000
Accrued interest receivable	1	1,371,178	1,371,178	1,477,437	1,477,437

Financial liabilities:
Deposits:
Demand and savings deposits	1	309,360,126	250,246,000	332,873,631	333,704,000
Time deposits	2	141,712,450	141,814,000	127,263,213	127,097,000
Federal Home Loan Bank:	1	-	-	6,000,000	6,001,000
Short-term advances
Long-term advances	2	12,407,257	12,482,000	22,315,961	22,173,000
Subordinated debentures	2	9,550,000	9,478,000	9,550,000	8,407,000
Accrued interest payable	1	553,213	553,213	534,850	534,850

16.	ACCUMULATED COMPREHENSIVE INCOME (LOSS)

The balances and changes in components of accumulated other comprehensive income (loss), net of tax, are as follows:

Accumulated other comprehensive loss as of January 1, 2024	$(8,244,359)

Other comprehensive income before reclassifications, net of tax	1,311,976

Accumulated other comprehensive loss as December 31, 2024	(6,932,383)

Other comprehensive income before reclassifications, net of tax	3,445,513

Accumulated other comprehensive loss as December 31, 2025	$(3,486,870)

The amounts of tax expense allocated to each component of other comprehensive income are as follows for the years ended December 31:

	2025	2024
Unrealized gains arising during the year	$915,894	$348,754
Reclassification adjustment for net losses included in net income	-	-

Income tax benefit	$915,894	$348,754

There were no amounts reclassed out of accumulated other comprehensive income for the year ended December 31, 2025 or 2024.

17.	REVENUE FROM CONTRACTS WITH CUSTOMERS

The majority of the Bank’s revenue-generating transactions are not subject to ASC Topic 606, including revenue generated from financial instruments, such as loans and debt securities which are presented in the income statement as components of net interest income. All of the Bank's revenue from contracts with customers in the scope of ASC 606 is recognized within non-interest income. The following table presents revenues subject to ASC 606 for the years ended December 31, 2025 and 2024, respectively.

	2025	2024
Service charges	$445,851	$413,861
Interchange fee income	932,790	957,034
Total service fees	$1,378,641	$1,370,895

The following is a discussion of key revenues within the scope of the revenue guidance:

Service charges

Revenue from fees on customer accounts is earned at the time that the charge is assessed to the customer's account.

Interchange fee income

Debit card interchange income consists of interchange fees from consumer debit card networks and other card related services. Interchange rates are set by the card networks. Interchange fees are based on purchase volumes and other factors and are recognized as transactions occur.

Other Non-Interest Income

Other non-interest income consists of prepayment penalties, gain on sale of other real estate owned and swap fee income and are recognized as transactions occur.

18.	SUBSEQUENT EVENTS

On September 23, 2025, NBC Bancorp, Inc. entered into an Agreement and Plan of Merger with Ballston Spa Bancorp, Inc. (“Ballston Spa”). Pursuant to the merger agreement, NBC will merge with and into Ballston Spa, with Ballston Spa continuing as the surviving corporation. Immediately following the holding company merger, The National Bank of Coxsackie, a wholly owned subsidiary of NBC, will merge with and into Ballston Spa National Bank, with Ballston Spa National Bank as the surviving bank.

Under the terms of the merger agreement, each outstanding share of NBC common stock will be converted into the right to receive 0.8065 shares of Ballston Spa common stock, subject to cash in lieu of fractional shares. The merger is subject to approval by the shareholders of both companies, receipt of required regulatory approvals, and satisfaction of other customary closing conditions. Special meetings of shareholders of both companies are scheduled for March 23, 2026.

The Company has evaluated subsequent events through March 18, 2026, the date the consolidated financial statements were available to be issued. As of that date, the merger had not been completed.